EXHIBIT 99.1

                    CHINA 3C GROUP REPORTS FOURTH QUARTER AND
                        FULL YEAR 2008 FINANCIAL RESULTS

               - 4Q08 REVENUE INCREASES 23% Y/Y TO $84.9 MILLION -
              - 4Q08 NET INCOME INCREASES 63% Y/Y TO $7.1 MILLION -
              - FY08 REVENUE INCREASES 13% Y/Y TO $310.6 MILLION -
             - FY08 NET INCOME INCREASES 17% Y/Y TO $26.8 MILLION -
                 - FY08 DILUTED EPS INCREASES 16% Y/Y TO $0.51 -

HANGZHOU, China, March 25, 2009 -- China 3C Group ("China 3C" or the "Company") (OTC: CHCG), a retailer and wholesale distributor of consumer and business products in China, today announced financial results for the fourth quarter and full year of 2008.

RESULTS FOR THE THREE MONTHS ENDED DECEMBER 31, 2008

Net sales for the fourth quarter of 2008 increased 22.9% to $84.9 million compared to $69.1 million for the same period of the prior year. This 22.9% sales increase for the fourth quarter was primarily attributable to the rollout of new consumer electronic products and increased marketing initiatives within the company's store-in-store locations. The Company's retail business generated approximately 68% of sales while the wholesale business generated approximately 32% of sales in the fourth quarter.

Among the Company's four major operating subsidiaries, the net combined retail and wholesale revenue contribution of each subsidiary was as follows:

     -- WangDa (cell phones) fourth quarter 2008 revenue increased over 40.5% to $28.2 million compared to the prior year period. Fourth quarter gross profit margin for WangDa was 14.4%.

     -- Joy & Harmony (consumer electronics) fourth quarter 2008 revenue increased over 27.0% to $22.6 million compared to the prior year period. Fourth quarter gross profit margin for Joy & Harmony was 14.5%.

    -- SanHe (appliances) fourth quarter 2008 revenue decreased 4.4% to $17.8 million compared to the prior year period. Fourth quarter gross profit margin for SanHe was 17.8%.

     -- YongXin (communications/office electronic equipment) fourth quarter 2008 revenue increased 29.4% to $16.4 million compared to the prior year period. Fourth quarter gross profit margin for YongXin was 17.6%.

Gross profit for the fourth quarter of 2008 was $13.4 million compared to $11.2 million in the same period of the prior year. Fourth quarter 2008 gross margin was 15.7% compared to 16.2% for the same period of the prior year and 15.0% in the third quarter of 2008. This gross margin rate was within the Company's previously announced 14.5%-16% forecast guidance range. The year over year decrease in gross margin was a result of a slightly more promotional sales environment on certain products within the Company's store-in-store locations.

General and administrative expense for the fourth quarter of 2008 totaled $4.1 million, or approximately 4.8% of net sales, compared to $4.0 million, or approximately 5.8% of net sales, for the same period of the prior year. The G&A decrease on a percentage basis was a result of strict cost controls implemented by the Company.

Income from operations for the fourth quarter of 2008 was $9.3 million, or 10.9% of net sales, compared to income from operations of $7.2 million for the fourth quarter of 2007, or 10.4% of net sales.

The Company's tax rate for the 2008 fourth quarter decreased to 24.2% from 38.9% in the prior year period. In the future, the Company expects a tax rate of approximately 25%.

Fourth quarter net income was $7.1 million, or $0.14 per diluted share, for the fourth quarter of 2008 compared to $4.4 million, or $0.08 per diluted share, for the fourth quarter of 2007.

The Company's cash position increased 29% to $32.2 million compared to $25.0 million at the end of December 31, 2007. The Company does not currently have any debt. The increase in accounts receivable in 2008 was due to the extension of payment terms from all the Company's retail partners from 15 days to 30 days. The collection of debt is based on the terms of legal binding documents. The company has not changed its policy on reserving for bad debt and has not found any abnormal increases in bad debt.

RESULTS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2008

Net sales for 2008 increased 13% to $310.6 million, compared to $276.0 million for 2007. Gross margin decreased 220 basis points to 15.7% compared to 17.9% in 2007. General and administrative expenses for 2008 totaled $14.1 million, or approximately 4.5% of sales, compared to $13.6 million, or 4.9% of sales, in 2007. Income from operations for 2008 was $34.5 million, as compared to income from operations of $35.8 million in the prior year. Net income was $26.8 million for 2008, compared to $22.9 million in 2007. Diluted earnings per share increased to $0.51 for 2008 compared to $0.44 in 2007.

Mr. Zhenggang Wang, Chairman and Chief Executive Officer, commented, "We are very pleased to report solid full year and fourth quarter 2008 financial results, particularly as our fourth quarter results exceeded our preliminary revenue, net income and diluted EPS results announced in mid-January 2009. We believe that China 3C Group continues to benefit uniquely from its size and scale, strong customer and supplier relationships, its product breadth and selection and its pricing, all of which, in our view, have allowed us to expand our market position even during these challenging economic times.

At the end of the fourth quarter, we operated 1,014 store-in-stores located in 277 branded retail store locations. Our sizeable presence allows us to negotiate better terms and prices from our suppliers and that our product breadth helps us to more broadly penetrate retail locations and meet customer demand. We enjoyed a monthly per-store revenue increase in 2008 which we attribute to our introduction of new branded products and our customer-oriented quality service programs. The retail stores that we operate are located in some of China's best known consumer electronic retail chains. These chains include Gome, where we operate 93 store-in-store locations, Suning (92 store-in-stores), Yongle (88 store-in-stores), Lianhua Holdings (87 store-in-stores), Trust-Mart (65 store-in-stores), Tesco (30 store-in-stores), and Carrefour (25 store-in-stores), among others.

We continue to see steady improvement to our balance sheet. We finished the year with over $32 million in cash. This was an increase from both the prior year and prior quarter and also takes into account a partial cash payment of approximately $7.3 million for the acquisition of Jinhua Boafa announced in late December 2008. We are pleased with the efficiencies of our operations, which are best demonstrated by our inventory turns, which turned 24 times in 2008. In addition, we have no debt, were cash flow positive from operations and ended 2008 with a book value per share of $1.66.

We believe that 2009 will be another solid year for China 3C Group. Consumer demand for our products remains steady and we continue to focus on expanding profits and minimizing operating expenses within our store-in-store locations. We also expect to see growth coming from our direct and franchise stores we expect to open this year. With the establishment of our franchise business, we believe that we have a great opportunity to increase our sales and profitability, create additional operating leverage and improve our brand visibility. We look forward to further establishing China 3C Group as a leading retailer and distributor of consumer electronic products in the eastern China region," concluded Wang.

ABOUT CHINA 3C GROUP

China 3C is a leading wholesale distributor and retailer of 3C merchandise: computers, communication products and consumer electronics. The company specializes in wholesale distribution and retail sales of 3C products in Eastern China, focusing on products that make life more comfortable, convenient and

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
connected. The company's goal is to become the number one retailer of 3C products in China. For more information, visit http://www.china3cgroup.com.

FORWARD-LOOKING STATEMENTS

Certain statements set forth in this press release constitute "Forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. We have included and from time to time may make in our public filings, press releases or other public statements, certain forward-looking statements, including, without limitation, those under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7 of our Annual Report on Form 10-K. In some cases these statements are identifiable through the use of words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "target," "can," "could," "may," "should," "will," "would" or words or expressions of similar meaning. You are cautioned not to place undue reliance on these forward- looking statements. In addition, our management may make forward-looking statements to analysts, investors, representatives of the media and others. These forward-looking statements are not historical facts and represent only our beliefs regarding future events, many of which, by their nature, are inherently uncertain and beyond our control. There can be no assurance that such forward-looking statements will prove to be accurate and China 3C Group undertakes no obligation to update any forward-looking statements or to announce revisions to any of the forward-looking statements.

FOR MORE INFORMATION, PLEASE CONTACT:

     Jason Yuan, Vice President
     China 3C Group
     Email: ir@china3cgroup.com

     Bill Zima
     ICR, Inc.
     Tel: +1-203-682-8200


                    (FINANCIAL TABLES ON THE FOLLOWING PAGES)

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
                         CHINA 3C GROUP AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                FOR YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

                                           2008                    2007                    2006
                                      -------------           -------------           -------------
Net sales                             $ 310,644,661           $ 276,026,673           $ 148,218,848
Cost of sales                           262,002,877             226,656,242             125,411,758
                                      -------------           -------------           -------------
GROSS PROFIT                             48,641,784              49,370,431              22,807,090

Selling, general and
 administrative expenses                 14,132,473              13,614,500               5,544,924
                                      -------------           -------------           -------------
INCOME FROM OPERATIONS                   34,509,311              35,755,931              17,262,166
                                      -------------           -------------           -------------
Other Income (Expense)
  Interest income                           146,344                  88,413                  31,293
  Other income                            1,149,537                      --                      --
  Other expense                            (359,682)                (74,215)               (100,646)
  Interest expense                               --                      --                  (7,565)
                                      -------------           -------------           -------------

Total Other Income (Expense)                936,199                  14,198                 (76,918)
                                      -------------           -------------           -------------
INCOME BEFORE INCOME TAXES               35,445,510              35,770,129              17,185,248

Provision for income taxes                8,611,298              12,850,429               5,908,122
                                      -------------           -------------           -------------

NET INCOME                            $  26,834,212           $  22,919,700           $  11,277,126
                                      =============           =============           =============
NET INCOME PER SHARE:
  Basic & diluted                     $        0.51           $        0.44           $        0.24
                                      =============           =============           =============
WEIGHTED AVERAGE NUMBER OF
SHARES OUTSTANDING:
  Basic & diluted                        52,696,327              52,671,438              46,179,507
                                      =============           =============           =============

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
                         CHINA 3C GROUP AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                                         December 31,           December 31,
                                                                             2008                   2007
                                                                         ------------           ------------
                                     ASSETS
CURRENT ASSETS
  Cash and cash equivalents                                              $ 32,157,831           $ 24,952,614
  Accounts receivable, net                                                 23,724,587              8,077,533
  Inventories                                                              12,716,631              6,725,371
  Advance to supplier                                                       2,491,518              2,572,285
  Prepaid expenses                                                             87,773                382,769
                                                                         ------------           ------------
      Total Current Assets
                                                                           71,178,340             42,710,572

Property & equipment, net                                                      64,100                 89,414

Goodwill                                                                   20,348,278             20,348,278

Deposit for acquistion of subsidiary                                        7,318,501                     --

Refundable deposits                                                            32,076                 48,541
                                                                         ------------           ------------

      TOTAL ASSETS                                                       $ 98,941,295           $ 63,196,805
                                                                         ============           ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable and accrued expenses                                  $  9,162,606           $  3,108,235
  Income tax payable                                                        2,140,624              2,684,487
                                                                         ------------           ------------
      Total Current Liabilities
                                                                           11,303,230              5,792,722

STOCKHOLDERS' EQUITY
  Common stock, $.001 par value, 100,000,000 shares authorized,
   52,696,327 and 52,673,938 issued and outstanding as of
   December 31, 2008 and December 31, 2007, respectively                       52,696                 52,674
  Additional paid in capital                                               19,465,754             19,465,776
  Subscription receivable                                                     (50,000)               (50,000)
  Statutory reserve                                                        11,109,379              7,234,295
  Other comprehensive income                                                5,272,104              1,872,334
  Retained earnings                                                        51,788,132             28,829,004
                                                                         ------------           ------------
      Total Stockholders' Equity
                                                                           87,638,065             57,404,083
                                                                         ------------           ------------

      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                         $ 98,941,295           $ 63,196,805
                                                                         ============           ============

                         CHINA 3C GROUP AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                FOR YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

                                                               2008                   2007                   2006
                                                           ------------           ------------           ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income                                               $ 26,834,212           $ 22,919,700           $ 11,277,126
  Adjustments to reconcile net income to net
   cash provided by operating activities:
     Depreciation                                                36,116                 40,714                 20,191
     Gain on asset disposition                                   (2,161)                    --                   (936)
     Provision for bad debts                                    261,515                  9,021                 82,686
     Stock based compensation                                   336,668              2,113,270                     --
     Amortization of deferred consulting expense                     --                     --                387,945
  Effect of changes in:
     Accounts receivables                                   (15,908,569)               (73,483)            (2,375,209)
     Inventories                                             (5,991,260)            (3,945,865)              (487,593)
     Prepaid expense and other current asset                    (41,672)              (322,710)                85,216
     Advance to supplier                                         80,767               (356,444)              (848,848)
     Refundable Deposits                                         16,465                (41,974)                (5,929)
     Accounts payable and accrued expenses                    6,054,371              1,143,572              1,356,272
     Income tax payable                                        (543,863)                87,970              1,477,695
                                                           ------------           ------------           ------------

NET CASH PROVIDED BY OPERATING ACTIVITIES                    11,132,589             21,573,771             10,968,616
                                                           ------------           ------------           ------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property & equipment                              (11,088)               (64,325)               (30,591)
  Proceeds from asset sales                                       2,447                     --                  1,508
  Deposits for acquisition of subsidiary                     (7,318,501)                    --                     --
                                                           ------------           ------------           ------------

NET CASH USED IN INVESTING ACTIVITIES                        (7,327,142)               (64,325)               (29,083)
                                                           ------------           ------------           ------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Payments of acquisition notes - net of cash acquired               --             (4,500,000)            (6,550,157)
  Payments of notes - other                                          --                     --                 (7,769)
                                                           ------------           ------------           ------------

NET CASH USED IN FINANCING ACTIVITIES                                --             (4,500,000)            (6,557,926)
                                                           ------------           ------------           ------------

Effect of exchange rate changes on cash and cash
equivalents                                                   3,399,770              1,444,718                167,621

Net change in cash and cash equivalents                       7,205,217             18,454,164              4,549,228

CASH AND CASH EQUIVALENTS, BEGINNING BALANCE                 24,952,614              6,498,450              1,949,222
                                                           ------------           ------------           ------------

CASH AND CASH EQUIVALENTS, ENDING BALANCE                  $ 32,157,831           $ 24,952,614           $  6,498,450
                                                           ============           ============           ============

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